Exhibit 107.1

Calculation of filing Fee Tables

424(b)(3)

(Form Type)

UBS AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Medium-Term Notes, Series B	457(r)			$1,000,000	0.0000927	$92.70
Fees Previously Paid	-	-	-	0	-	-		$0
	Total Offering Amounts					$1,000,000		$92.70
	Total Fees Previously Paid							$0
	Total Fee Offsets							$92.70
	Net Fee Due							$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number(1)	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claim	UBS AG	424(b)(2)	333-253432		February 17, 2022	$92.70	Debt	Medium-Term Notes, Series B			$92.70
Fee Offset Sources	-	-	-	0	-	-		$0

(1) Accession No. 0000914121-22-001398.